PRESS RELEASE
________________________________________________________________________________

FOR IMMEDIATE RELEASE
FRIDAY, NOVEMBER 7, 1997

    WHITEWING LABS ANNOUNCES THIRD QUARTER RESULTS AND REPRICING OF WARRANTS

MISSION HILLS, CA - Whitewing Labs, Inc. (Nasdaq: WWLI) today announced results of operations for the three months ended September 30, 1997. Sales increased to $987,518 for the third quarter of 1997 versus $812,843 for the third quarter of 1996. Operating expenses for the third quarter of 1997 decreased to $1,011,782 from $1,142,466 in the third quarter of 1996. The net loss for the third quarter decreased to $136,271 ($0.05 per share) from $423,178 ($0.16 per share) in the third quarter of 1996. On a sequential basis sales for the third quarter of 1997 increased 62% over sales of the second quarter of 1997. This increase is attributed to higher response rates generated by the Company's current marketing program.

During the third quarter of 1997, the customer base grew from 98,000 to 122,000. The Company continued to focus on selecting a mix of direct response media with overall favorable response rates, with the result that advertising and selling costs decreased from $925,251 for the three months ended September 30, 1996 to $839,251 for the three months ended September 30, 1997, a decrease of approximately 10% over the prior period. While the company reduced certain of its advertising and direct mail programs, it continued to aggressively market to its existing customers via various catalogue offerings.

Whitewing's President, Cynthia Kolke said, "Despite a maturing catalogue market for nutrition companies, the Company has been able to tap into a new source of customers as a result of its investment in electronic in-home delivery of product advertising. Management is continuing to work on various strategies to ensure maximum utilization of new customer interest as well as the existing customer base". Ms. Kolke also announced that the exercise price of the Company's Warrants have been reduced from $7.00 to $3.00 effective with the date of this press release. The holder of two Warrants is entitled to purchase one share of the Company's Common stock at $3.00 per share prior to February 9, 1999.

Whitewing Labs, Inc. - Results of Operations


                         3 months       3 months       9 months       9 months
                    ended 9/30/96  ended 9/30/97  ended 9/30/96  ended 9/30/97
Net Sales                 812,843        987,518      2,736,285      2,256,927
Cost of Goods Sold        134,693        130,978        375,945        317,936
Operating Expenses      1,142,466      1,011,782      3,999,973      2,896,151
Other Income, Net          41,138         18,971        110,981         63,785
Net Loss                 (423,178)      (136,271)    (1,536,516)      (893,375)
Loss per Share              (0.16)         (0.05)         (0.58)         (0.31)
Wt Av Shrs Outstanding  2,649,287      2,864,938      2,647,288      2,864,603

Whitewing Labs, Inc. is a publicly held company that develops and markets nutritional supplements.

Contact:     Cynthia Kolke - President
             Whitewing Labs, Inc.
Phone:       (818) 898-2167
Fax:         (818) 898-2136